                            SCHEDULE 14A INFORMATION


                  Proxy Statement Pursuant to Section 14(a) of
                      the Securities Exchange Act of 1934
                               (Amendment No. 2)



    Filed by the Registrant /X/
    Filed by a Party other than the Registrant / /
    Check the appropriate box:
    / /  Preliminary Proxy Statement
    /X/  Definitive Proxy Statement
    / /  Definitive Additional Materials
    / / Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12


                                         I.C.H. CORPORATION
- --------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)
                                         I.C.H. CORPORATION
- --------------------------------------------------------------------------------
                   (Name of Person(s) Filing Proxy Statement)

Payment of Filing Fee (Check the appropriate box):


/X/  $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), or 14a-6(i)(2).
/ / $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).
/ /  Fee   computed  on   table  below   per  Exchange   Act  Rules  14a-6(i)(4)
     and 0-11
     1) Title of each class of securities to which transaction applies:
        ------------------------------------------------------------------------
     2) Aggregate number of securities to which transaction applies:
        ------------------------------------------------------------------------
     3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:(1)
        ------------------------------------------------------------------------
     4) Proposed maximum aggregate value of transaction:
        ------------------------------------------------------------------------
/X/ Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
     1) Amount Previously Paid:
        $125
        ------------------------------------------------------------------------
     2) Form, Schedule or Registration Statement No.:
        PRE 14A
        ------------------------------------------------------------------------
     3) Filing Party:
        ICH Corp.
        ------------------------------------------------------------------------
     4) Date Filed:
        4/8/94
        ------------------------------------------------------------------------

- ------------------------
(1) Set forth the amount on which the filing fee is calculated and state how it was determined.

                               I.C.H. CORPORATION


                       100 MALLARD CREEK ROAD, SUITE 400
                           LOUISVILLE, KENTUCKY 40207

                            ------------------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                            TO BE HELD MAY 26, 1994

                             ---------------------

    Notice is hereby given that an Annual Meeting of Stockholders of I.C.H. Corporation (the "Company") will be held at 10:00 a.m., Central Daylight Savings Time, on Thursday, May 26, 1994, at the Fairmont Hotel, 1717 North Akard Street, Dallas, Texas 75201, for the purpose of considering and voting upon the following matters.

    PROPOSAL  NO.  1.   The  amendment  of  Article One  of  the  Certificate of
Incorporation of the Company to change the name of the Company to Southwestern Life Corporation.

    PROPOSAL  NO.  2.   The  election  of  eight directors  to  serve  until the
Company's next annual meeting of stockholders or until their respective successors are duly elected and qualified.

    PROPOSAL NO. 3. A proposal to ratify the selection of Coopers & Lybrand as the Company's independent auditors for 1994.

    PROPOSAL NO. 4. The transaction of such other business as may be brought properly before the Annual Meeting or any adjournment or adjournments thereof.

    Information regarding the matters to be acted upon at the Annual Meeting is contained in the Proxy Statement accompanying this Notice. The Annual Meeting may be adjourned from time to time without notice other than the announcement of the adjournment at the Annual Meeting or any adjournment or adjournments thereof, and any and all business for which notice is hereby given may be transacted at any such adjourned Annual Meeting.

    Only holders of record of outstanding shares of the Company's Common Stock and Series 1984-A Preferred Stock at the close of business on March 28, 1994, are entitled to notice of and to vote at the Annual Meeting or any adjournment or adjournments thereof. You are invited to attend the Annual Meeting in person. However, to ensure your representation, whether or not you plan to attend the Annual Meeting, please promptly complete, date, sign, and return the enclosed proxy card.

                                          By Order of the Board of Directors

                                          Phillip E. Allen, Secretary


Louisville, Kentucky
April 25, 1994

                                    CONTENTS


                                                                                                                PAGE
                                                                                                             -----------
The Annual Meeting.........................................................................................           1
Security Ownership*........................................................................................           2
  Retirement of Class B Common Stock.......................................................................           2
  Voting Securities........................................................................................           2
  Other Equity Securities..................................................................................           4
Amendment of Certificate of Incorporation to Change the Corporate Name of the Company (Proposal No. 1).....           4
Election of Directors (Proposal No. 2)*....................................................................           5
  Nominees and Required Vote...............................................................................           5
  Nominees for Director....................................................................................           5
  Meetings and Committees..................................................................................           7
  Directors Emeritus.......................................................................................           7
Ratification of Auditors (Proposal No. 3)..................................................................           7
Other Business (Proposal No. 4)............................................................................           8
Performance Graph..........................................................................................           8
Report on Executive Compensation...........................................................................           8
Executive Compensation*....................................................................................          10
  Compensation Summary.....................................................................................          10
  Stock Options............................................................................................          11
  Compensation of Directors................................................................................          11
  Termination of Employment Arrangements...................................................................          12
  Certain Transactions*....................................................................................          12
    Compensation Committee Interlocks and Insider Participation in Compensation Decisions..................          12
    Other Transactions.....................................................................................          18
Stockholder Proposals......................................................................................          19
Annual Report..............................................................................................          19

- ------------------------
*Information  under these  headings is incorporated  by reference  in the Annual
 Report on Form 10-K for the year ended December 31, 1993.

                               I.C.H. CORPORATION
                                ----------------


                                PROXY STATEMENT
                              DATED APRIL 25, 1994

                             ---------------------

                               THE ANNUAL MEETING


    This Proxy Statement is furnished to stockholders of I.C.H. Corporation (the "Company") in connection with the solicitation of proxies by and on behalf of the Board of Directors of the Company for use at the Annual Meeting of Stockholders to be held at 10:00 a.m., Central Daylight Savings Time, on Thursday, May 26, 1994, at the Fairmont Hotel, 1717 North Akard Street, Dallas, Texas 75201, and at any adjournment or adjournments thereof (the "Annual Meeting"). Commencing on or about April 25, 1994, this Proxy Statement and the enclosed proxy card are being mailed to stockholders of record of the Company. The Company will bear the costs of this solicitation, which, in addition to mail, may include personal interviews, telephone calls, or telegrams by directors, officers, and regular employees of the Company and its affiliates.


    Only record holders of outstanding shares of the Company's Common Stock and Series 1984-A Preferred Stock at the close of business on the record date, March 28, 1994, are entitled to notice of and to vote at the Annual Meeting. As of such record date, 47,834,739 shares of Common Stock and 541,563 shares of Series 1984-A Preferred Stock were outstanding and entitled to be voted at the Annual Meeting. See "SECURITY OWNERSHIP" with respect to ownership of voting stock of the Company by directors, executive officers, and certain other holders and for information concerning the Company's retirement of its Class B Common Stock, which carried special voting rights in the election of directors. The presence, in person or by proxy, of the holders of one-third of the outstanding shares of Common Stock and Series 1984-A Preferred Stock entitled to vote at the Annual Meeting is necessary to constitute a quorum. With respect to any proposal on which they may vote at the Annual Meeting, stockholders will be entitled to one vote for each share of Common Stock and Series 1984-A Preferred Stock respectively owned of record by them as of the record date. Cumulative voting is not permitted with respect to any proposal to be acted upon at the Annual Meeting.

    To ensure representation at the Annual Meeting, each holder of outstanding shares of Common Stock entitled to be voted at the Annual Meeting is requested to complete, date, sign, and return to the Company the enclosed proxy card, which requires no postage if mailed in the United States. Banking institutions, brokerage firms, custodians, trustees, nominees, and fiduciaries who are record holders of Common Stock entitled to be voted at the Annual Meeting are requested to forward all proxy cards, this Proxy Statement, and the accompanying materials to the beneficial owners of such shares and to seek authority to execute proxies with respect to such shares. Upon request, the Company will reimburse such record holders for their reasonable out-of-pocket forwarding expenses. The costs of this solicitation will be borne by the Company, including the costs of assembling and mailing the enclosed proxy card and this Proxy Statement.

    If properly executed and received by the Company before the Annual Meeting, any proxy representing shares of Common Stock entitled to be voted at the Annual Meeting and specifying how it is to be voted will be voted accordingly. Any properly executed proxy received that does not specify how it is to be voted on a proposal for which a specification may be made will be voted FOR such proposal.

    Each stockholder returning a proxy to the Company has the right to revoke it, at any time before it is voted, by submitting a later dated proxy in proper form, by notifying the Secretary of the Company in writing (signed and dated by the stockholder) of such revocation, or by appearing at the Annual Meeting, requesting the return of the proxy, and voting the shares in person.

                               SECURITY OWNERSHIP

RETIREMENT OF CLASS B COMMON STOCK

    On February 11, 1994, the Company repurchased from Consolidated National Corporation ("CNC") 100,000 shares of the Company's Class B Common Stock, which represented all of the shares of that class authorized, issued and outstanding, for $500,000 ($5 per share). The Class B Common Stock had entitled CNC to elect 75% of the directors of the Company, who were designated "Class B Stock Directors". As a result of its repurchase, and subsequent retirement, the Company is no longer authorized to issue Class B Common Stock. All references in the Company's Certificate of Incorporation to the Class B Common Stock, including all references to Class B Stock Directors, have been eliminated.

    Concurrently with the Company's repurchase of the Class B Common Stock, CNC and its subsidiary, Consolidated Fidelity Life Insurance Company ("Consolidated Fidelity"), sold a total of 4,677,243 shares of Common Stock at a price of $5 per share ($23,386,215 in the aggregate) to Torchmark Corporation ("Torchmark") and a total of 4,456,820 shares of Common Stock at a price of $5 per share ($22,284,100 in the aggregate) to Stephens Inc. ("Stephens"). See "EXECUTIVE
COMPENSATION -- CERTAIN TRANSACTIONS" below for information about the transactions and arrangements involving the Company, Torchmark, Stephens and CNC and its affiliates. By virtue of these transactions, CNC and its affiliates, Robert T. Shaw and C. Fred Rice, no longer beneficially own equity securities entitling them to elect a majority of the directors of the Company.

VOTING SECURITIES

    The following table reflects certain information regarding the beneficial ownership of the outstanding voting securities of the Company as of the record date for the Annual Meeting to the extent known by the Board of Directors. Such information is included for (i) persons who own 5% or more of such voting securities outstanding at such date, (ii) directors and nominees, (iii) the executive officers of the Company identified in the discussion under the heading "EXECUTIVE COMPENSATION" below (the "named executive officers"), and (iv) officers and directors of the Company as a group. Unless indicated otherwise, the Company believes that each person named below has the sole power to vote and dispose of the voting securities beneficially owned by such person.


                                                                           SHARES
                                                                        BENEFICIALLY    PERCENTAGE OF
STOCKHOLDER                                                              OWNED(1)(2)     CLASS(1)(2)
- ---------------------------------------------------------------------  ---------------  -------------
                                     COMMON STOCK
Five-percent owners:
  Consolidated National Corporation ("CNC"),
   Robert T. Shaw and C. Fred Rice(3)
    4211 Norbourne Blvd.
    Louisville, Kentucky 40207.......................................     3,334,119           6.73%
  Stephens Inc.(4)
    111 Center Street, Suite 2500
    Little Rock, Arkansas 72201......................................     4,662,312           9.74   %
  Torchmark Corporation
    2001 Third Avenue South
    Birmingham, Alabama 35233........................................     4,677,243           9.78   %
Directors, Nominees and Named Executive Officers:                           *
  Robert L. Beisenherz...............................................       100,000         *
  Charles L. Duncan..................................................        54,075         *
  Robert P. Ewing....................................................         2,769         *
  John T. Hull.......................................................       181,575         *
  Jon E.M. Jacoby(5).................................................
  Edward R. Mekeel, Jr...............................................
  C. Fred Rice(3)....................................................     3,303,273           6.67   %
  H. Don Rutherford..................................................        20,000         *
  Sheryl G. Snyder...................................................        56,732         *
  Keith A. Tucker(5).................................................
  Stanley Leroy Stegner(6)...........................................       321,762         *
  Vernon K. Zimmerman................................................        12,773         *
Officers and directors as a group (15 persons)(3)(5).................     4,246,236            8.5   %


                         SERIES 1984-A PREFERRED STOCK

CNC, Consolidated Fidelity Life Insurance Company ("Consolidated Fidelity"), Robert T.
 Shaw and C. Fred Rice(3).............................................................         541,563            100.0%
Officers and directors as a group(3)..................................................         541,563            100.0%

- ------------------------------
*     Less than 1%.
(1) Share amounts for CNC and Messrs. Shaw and Rice include 1,713,696 shares of Common Stock issuable to CNC and Consolidated Fidelity (see Note 3) upon conversion of Series 1984-A Preferred Stock.
      Share amounts for Stephens include 45,692 shares of Common Stock issuable upon conversion of the 59,400 shares of $1.75 Convertible Exchangeable Preferred Stock, Series 1986-A owned by Stephens. Share amounts for
      Messrs. Duncan, Ewing, Hull, Snyder, and Zimmerman and officers and directors as a group include 3,077 shares, 769 shares, 615 shares, 2,832 shares, 10,715 shares, and 18,162 shares, respectively, of Common Stock issuable upon conversion of their shares of $1.75 Convertible Exchangeable Preferred Stock, Series 1986-A, described in "OTHER EQUITY SECURITIES." Share amounts for Messrs. Beisenherz, Hull, Rutherford and Snyder and for officers and directors as a group include 100,000 shares, 120,000 shares, 20,000 shares, 50,000 shares and 380,000 shares issuable to certain executive officers under stock options that are or will, within 60 days of the record date become, presently exercisable.
(2) The Series 1984-A Preferred Stock and Common Stock vote as a single class, including in the election of Directors. CNC, Consolidated Fidelity, and Messrs. Shaw and Rice own of record, collectively, 4.47% of the outstanding Series 1984-A Preferred Stock and Common Stock.
(3) CNC directly owns 969,154 shares of Common Stock, and its subsidiary, Consolidated Fidelity, owns 620,423 shares of Common Stock and 541,563 shares of Series 1984-A Preferred Stock.
      Mr. Shaw directly owns 30,846 shares of Common Stock. Mr. Shaw beneficially owns 1,957 shares (54.84%) and Mr. Rice beneficially owns 1,250 shares (35.02%) of the outstanding common stock of CNC. CNC and Messrs. Shaw and Rice own shares of the outstanding common stock of Consolidated Fidelity as follows: CNC holds 39,500 shares (79%), Robert T. Shaw holds 5,758 shares (11.52%) and C. Fred Rice holds 3,677 shares (7.35%) of the Class A Common Stock and CNC holds 950,000 shares (100%) of the Class B Common Stock of Consolidated Fidelity. Therefore, Messrs. Shaw and Rice may be deemed to have an indirect beneficial interest in the shares of Common Stock owned by CNC and the shares of Series 1984-A Preferred Stock and Common Stock owned by Consolidated Fidelity.
      As discussed at pages 15-16 below, the Company, CNC and Consolidated Fidelity are parties to an agreement contemplating the termination of reinsurance agreements under which Consolidated Fidelity reinsures certain business written by an existing and a former subsidiary of the Company. CNC, Consolidated Fidelity and Messrs. Shaw and Rice have agreed with each of Torchmark and Stephens that they will beneficially own no more than 1,000,000 shares of Common Stock after the reinsurance agreements are terminated.
(4) Stephens Inc. is an indirect wholly-owned subsidiary of Stephens Group, Inc.
(5) Mr. Jacoby has been designated by Stephens and Mr. Tucker has been designated by Torchmark to serve as directors of the Company. In the agreements pursuant to which CNC and Consolidated Fidelity sold shares of Common Stock to Stephens and Torchmark, the Company agreed with each of Stephens and Torchmark to appoint a person designated by it as a director and to exercise its best efforts to secure the election of a person designated by it so long as it owns at least 5% of the outstanding Common Stock. See "ELECTION OF DIRECTORS" and "EXECUTIVE COMPENSATION -- CERTAIN TRANSACTIONS" below for information about the transactions involving the Company, Torchmark, Stephens and CNC and its affiliates, and the Company's agreements with each of Torchmark and Stephens. The amount of Common Stock beneficially owned by Torchmark, Stephens and the officers and directors of the Company as a group is 13,585,791 shares, or 27.18%.
(6) Includes 13,452 shares of Common Stock owned of record by Mr. Stegner and his spouse jointly and 6,930 shares of Common Stock owned of record by Mr. Stegner's spouse. Mr. Stegner may share the power to vote and dispose of the shares beneficially owned by his spouse.

OTHER EQUITY SECURITIES

    The following table reflects certain information regarding the beneficial ownership of each class of the nonvoting equity securities of the Company as of the record date for the Annual Meeting. Such information is included for (i) directors who own such securities, (ii) named executive officers who own such securities, and (iii) officers and directors who own such securities, as a group. Unless indicated otherwise, the Company believes that each person named below has the sole power, if any, to vote and dispose of the equity securities beneficially owned by such person.


                                                                                             SHARES
                                                                                           BENEFICIALLY PERCENTAGE
STOCKHOLDER                                                                                   OWNED      OF CLASS
- -----------------------------------------------------------------------------------------  -----------  -----------
                         ICH $1.75 CONVERTIBLE EXCHANGEABLE PREFERRED STOCK, SERIES 1986-A
Charles L. Duncan........................................................................       4,000        *
Robert P. Ewing..........................................................................       1,000        *
John T. Hull.............................................................................         800        *
Sheryl G. Snyder.........................................................................       3,681        *
Vernon K. Zimmerman(1)...................................................................      13,929        *
Officers and directors as a group(1).....................................................      23,610        *
                                ICH $4.50 REDEEMABLE PREFERRED STOCK, SERIES 1987-B
CNC, Consolidated Fidelity, Robert T. Shaw, and C. Fred Rice(2)..........................     140,000          100%
Officers and directors as a group(2).....................................................     140,000          100%

- ------------------------
 *    Less than 1%.
(1)   Includes 2,164 shares owned by Dr. Zimmerman's spouse.
(2) All 140,000 of such preferred shares are owned by CNC's subsidiary, Consolidated Fidelity. As discussed in Note 3 to the preceding Security Ownership tables, Messrs. Shaw and Rice own respectively 55% and 35% of the outstanding stock of CNC, and own respectively 12% and 7% of the outstanding stock of Consolidated Fidelity, and therefore may be deemed to have an indirect beneficial interest in such preferred shares. See the discussion at pages 15-16 below concerning the agreement among the Company, CNC and Consolidated Fidelity pursuant to which the Company intends to reacquire all of the preferred stock of the Company held by Consolidated Fidelity upon the termination of certain reinsurance agreements.



                  AMENDMENT OF CERTIFICATE OF INCORPORATION TO
                    CHANGE THE CORPORATE NAME OF THE COMPANY
                                (PROPOSAL NO. 1)


    The Board of Directors of the Company has passed a resolution proposing that Article One of the Company's Certificate of Incorporation be amended, to change the Company's corporate name to Southwestern Life Corporation. The Board of Directors believes that such a change is advisable. Evoking the name of the
Company's leading life insurance subsidiary, Southwestern Life Insurance Company, the new name will better connote the Company's business focus -- the business of insurance. The new name is also indicative of the significant changes that have occurred at the Company, most recently the Company's elimination of the Class B Common Stock, and the special voting rights it carried in the election of directors. See "SECURITY OWNERSHIP -- RETIREMENT OF CLASS B COMMON STOCK". If the new name is adopted, the Company intends to change the symbols under which the Company's securities are listed by the American and Chicago Stock Exchanges, and a new CUSIP number will be assigned to the Company's securities.

    The affirmative vote of a majority of the shares of Common Stock and Series 1984-A Preferred Stock outstanding on the record date for the Annual Meeting, voting together as a single class, is required to amend the Certificate of Incorporation to change the Company's name. An abstention by shares represented at the Annual Meeting will not decrease the number of votes required to adopt the proposal, and therefore, while not recorded as a vote against, will have the effect of a vote against the proposed name change. The Board of Directors recommends that stockholders vote FOR the proposal to amend Article One of the Certificate of Incorporation.


                             ELECTION OF DIRECTORS
                                (PROPOSAL NO. 2)


NOMINEES AND REQUIRED VOTE

    In accordance with the Company's Bylaws, the Board of Directors has fixed the number of Directors at eight. As a result of the Company's retirement of the Class B Common Stock, the directors to be elected at the Annual Meeting will not be classified as "Common Stock Directors" or "Class B Stock Directors." All of the directors will be elected by the holders of the Common Stock and the Series 1984-A Preferred Stock.

    The affirmative vote of a majority of the shares of Common Stock and Series 1984-A Preferred Stock represented at the Annual Meeting, voting together as a single class, is required to elect the Directors. An abstention by shares represented at the Annual Meeting will not decrease the number of votes required to elect a director, and therefore, while not recorded as a vote against, will have the effect of a vote against the election of a nominee as a director.


    The Board of Directors has nominated Robert L. Beisenherz, Charles L. Duncan, Robert P. Ewing, Jon E.M. Jacoby, C. Fred Rice, Stanley Leroy Stegner, Keith A. Tucker and Vernon K. Zimmerman for election as Directors at the Annual Meeting. All of the nominees currently are serving as directors of the Company. Mr. Jacoby is being nominated at the direction of Stephens, and Mr. Tucker is being nominated at the direction of Torchmark. In connection with their purchase of shares of Common Stock from CNC and Consolidated Fidelity on February 11, 1994, the Company agreed with each of Stephens and Torchmark that, so long as it owns at least 5% of the outstanding Common Stock, the Company will nominate as a director and will use its best efforts to secure the election of one person designated by it.



    Each of the nominees has consented to being named as a nominee and to serve as a director if elected. However, if for any reason any nominee for director is not a candidate at the election, the enclosed proxy will be voted for the election of a substitute nominee at the discretion of the person or persons voting the enclosed proxy. Directors elected at the Annual Meeting will serve until the next annual meeting of the Company's stockholders or until their respective successors are duly elected and qualified. Information regarding certain of the nominees is provided below and under "EXECUTIVE COMPENSATION" and "EXECUTIVE COMPENSATION -- CERTAIN TRANSACTIONS".


NOMINEES FOR DIRECTOR

    ROBERT L. BEISENHERZ, AGE 48. Mr. Beisenherz has been a director of the Company since March 1992 and is a member of the Executive Committee. He has served as President of the Company since February 1992 and as Chairman of the Board and Chief Executive Officer of the Company since October 1992. From June 1990 until his election as President, Mr. Beisenherz served as Executive Vice President of the Company. Until his election as President of the Company, he also served as an executive officer and director of certain subsidiaries of CNC. For the 17 years before he joined the Company, Mr. Beisenherz was a consulting actuary with Lewis & Ellis, Consulting Actuaries.

    CHARLES L. DUNCAN, AGE 74. Before his retirement in 1985, Mr. Duncan served for 29 years as Secretary, Chief Operating Officer, and a director of Duncan Brothers, Inc., a ready-mix concrete distributor in Piedmont, Missouri. He has served as a director since 1966 and is currently a member of the Audit Committee, the Investment Committee, the Compensation Committee and the Stock Option Committee.

    ROBERT P. EWING, AGE 69. Before his retirement in 1985, Mr. Ewing was employed for 36 years by Bankers Life and Casualty Company ("Bankers"). He served as President of Bankers from 1974 to 1985 and as its Chairman of the Board from 1978 to 1984. Mr. Ewing is a director of the MacArthur Foundation and a director of NBD Bank, Park Ridge, Illinois, and he is an insurance consultant. He has served as a director of the Company since 1985 and is a member of the Audit Committee, the Investment Committee, the Compensation Committee and the Stock Option Committee.

    JON E.M. JACOBY, AGE 56. Mr. Jacoby is Executive Vice President, Chief Financial Officer and Director of Stephens Inc., an investment banking firm headquartered in Little Rock, Arkansas, and its parent, Stephens Group, Inc. (see "SECURITY OWNERSHIP" and "EXECUTIVE COMPENSATION -- CERTAIN TRANSACTIONS," with respect to Stephens' ownership of the Company's securities). He has served as a director of the Company since February 11, 1994, the date Stephens purchased shares of Common Stock from CNC and Consolidated Fidelity. Stephens designated Mr. Jacoby to be added to the Company's Board of Directors, to fill an existing vacancy, as one of the conditions to the closing of the stock purchase transaction. Mr. Jacoby currently serves as a member of the
Compensation Committee of the Board. He also serves as a director of Beverly Enterprises, Medicus Systems Corporation, Delta and Pine Land Company and Delta Queen Steamboat Company, Inc.


    C. FRED RICE, AGE 55. A director since 1975 and a member of the Executive Committee, the Investment Committee, the Compensation Committee and the Stock Option Committee, Mr. Rice is an employee of CNC (see "SECURITY OWNERSHIP" and "EXECUTIVE COMPENSATION -- CERTAIN TRANSACTIONS," with respect to CNC's ownership of the Company's securities and transactions involving the Company or subsidiaries of the Company in which Mr. Rice and/or CNC have direct or indirect interests). Mr. Rice has served as Vice President, Secretary, and a director of CNC since 1984. He has served as Senior Executive Vice President --Marketing and Real Estate of the Company since 1985. He also has served since 1970 as an officer and director of various affiliates of the Company. Mr. Rice became a director of Financial Benefit Group, Inc. in December 1993.



    STANLEY LEROY STEGNER, AGE 70. A director since 1970, Mr. Stegner has been engaged since 1948 as an investor and farmer in Pilot Grove, Missouri. He is a member of the Audit Committee, the Investment Committee, the Compensation Committee and the Stock Option Committee.


    KEITH A. TUCKER, AGE 49. Mr. Tucker is an executive officer and a director of Torchmark Corporation, having served as Vice Chairman since May 1991 (see "SECURITY OWNERSHIP" and "EXECUTIVE COMPENSATION -- CERTAIN TRANSACTIONS," with respect to Torchmark's ownership of the Company's securities). Before joining Torchmark, he was a Senior Vice President of Trivest, Inc. from August 1987 until May 1991 and President of Trivest Securities Corporation from January 1989 until May 1991, private investment concerns based in Miami, Florida. Mr. Tucker has served as a director of the Company since February 11, 1994, the date Torchmark purchased shares of Common Stock from CNC and Consolidated Fidelity. Torchmark designated Mr. Tucker to be added to the Company's Board of Directors, to fill an existing vacancy, as one of the conditions to the closing of the stock purchase transaction. He also serves as a director of the United Group of Mutual Funds, Waddell & Reed Funds, Inc. and TMK/United Funds, Inc.

    VERNON K. ZIMMERMAN, AGE 65. A director since 1986 and a member of the Audit Committee, the Investment Committee, the Compensation Committee and the Stock Option Committee, Dr. Zimmerman has been employed since 1965 as Director of the Center for International Education and Research in Accounting for the University of Illinois, Champaign, Illinois, where he is currently Professor of Accountancy Emeritus. From 1971 to 1985, he also served as Dean of the Business School and, from 1956 until 1992, he served as Professor of Accountancy at the University of Illinois. Dr. Zimmerman also serves as a director of Illinois Power Company, a public utility company, and First Busey Corporation, a bank holding company located in Urbana, Illinois, and he served as a director of Busey Bank until April 1993.

MEETINGS AND COMMITTEES


    During 1993, the Board of Directors held 19 meetings and acted on 7 occasions by unanimous written consent; the Audit Committee of the Board of Directors held one meeting; the Investment Committee of the Board of Directors held 9 meetings; the Stock Option Committee of the Board of Directors took action at one meeting and acted on 3 occasions by unanimous written consent; the Compensation Committee met 3 times and acted on 2 occasions by unanimous written consent; and the Executive Committee of the Board of Directors acted on 8 occasions by unanimous written consent. No incumbent director participated in fewer than 75% of the total meetings during his respective tenures as a director and committee member in 1993.


    The Executive Committee is empowered to act for the Board of Directors in the management of the business and affairs of the Company, except as limited by law or the Company's Bylaws. The function of the Audit Committee is to preview the overall scope and review the results of each audit of the Company, to receive the auditors' management letter each year, and to resolve any unresolved differences between the Company's auditors and management. The Investment Committee supervises the investment policies and strategies of the Company and its subsidiaries. The Stock Option Committee administers the Company's 1990 Stock Option Incentive Plan. The Compensation Committee of the Board establishes the policies governing and makes recommendations to the Board for executive compensation. The Board of Directors has no standing nominating committee or committee performing similar functions.

DIRECTORS EMERITUS

    The Company's Bylaws provide that no person may be elected to serve as a director of the Company if such person has attained the age of 75 at the time of election. Under a directors emeritus program adopted in 1985, however, the Board of Directors may designate as directors emeritus distinguished directors who have attained the specified senior age and who will not be nominated for reelection as directors. The Board of Directors has designated Victor H. deLiniere, Dr. James W. Kapp, and Dr. E.D. Suggett as directors emeritus. Drs. Kapp and Suggett served as directors from 1966 to 1986, and Mr. deLiniere served as a director from 1971 to 1986. In addition, the Board of Directors designated Phillip E. Allen as a Director Emeritus of the Company when he retired as Vice Chairman of the Board at age 62 in May 1993. Directors emeritus may attend meetings of the Board of Directors but have none of the responsibilities or obligations of directors.

                            RATIFICATION OF AUDITORS

                                (PROPOSAL NO. 3)

    A proposal to ratify the selection of Coopers & Lybrand as the Company's independent auditors for 1994 will be offered at the Annual Meeting by the Board of Directors for the consideration of the stockholders. The affirmative vote of a majority of the outstanding shares of Common Stock and Series 1984-A Preferred Stock represented at the Annual Meeting, voting together as a single class, is required to approve this proposal. Abstentions by shares represented at the Annual Meeting will not decrease the number of votes required to approve this proposal, and therefore, while not recorded as a vote against, will have the effect of a vote against this proposal.


    Coopers & Lybrand has served as the Company's independent auditors since 1976. The Board of Directors is of the opinion that Coopers & Lybrand is well qualified to continue in such service and recommends that the stockholders vote FOR ratification of the selection of Coopers & Lybrand. One or more representatives of Coopers & Lybrand are expected to be present at the Annual Meeting, to have the opportunity to make a statement if they desire to do so, and to be available to respond to appropriate questions.

                                 OTHER BUSINESS

                                (PROPOSAL NO. 4)

    The Board of Directors of the Company currently is unaware of any proposal to be presented at the Annual Meeting other than the matters specified in the Notice of Annual Meeting accompanying this Proxy Statement. Should any other proposal properly come before the Annual Meeting, the persons named in the enclosed proxy card will vote on each such proposal in accordance with their discretion.

                               PERFORMANCE GRAPH

    The following graph illustrates, for each of the past five years, the yearly change in the cumulative total stockholder return on the Company's Common Stock, in accordance with the measurement criteria imposed by the Securities and Exchange Commission, assuming an initial $100 investment. Under these criteria, cumulative total shareholder return for a given year is measured by the dividends paid, assuming dividend reinvestment, and the change in the share price during that year; the sum of these two factors is then divided by the per share price at the beginning of that year. Because the Company has paid no dividends on its Common Stock during the past five years, stockholder return on the Company's Common Stock during the past five years is based on trading price.

    For comparison purposes, the graph also shows the yearly percentage change in the cumulative stockholder return, assuming reinvestment of dividends, of (1) the AMEX Market Value Index prepared by the American Stock Exchange, which includes companies whose equity securities are traded, like the Company's Common Stock, on the American Stock Exchange, and (2) the Financial Sub-Index of the AMEX Market Value Index prepared by the American Stock Exchange, which is an index of insurance companies and other financial institutions whose securities are traded on the American Stock Exchange.

                                                                                      FINANCIAL
                                                                            AMEX      SUB-INDEX      ICH
                                                                          ---------  -----------  ---------
1988....................................................................     100          100        100
1989....................................................................     123.53       107.65     123.79
1990....................................................................     100.69        92.82      68.42
1991....................................................................     129.1        118.06      63.16
1992....................................................................     130.46       132.28      85.47
1993....................................................................     155.93       142.14     108

                        REPORT ON EXECUTIVE COMPENSATION

    The Compensation Committee of the Board of Directors establishes the policies governing, and makes recommendations to the Board of Directors concerning, executive compensation. All of the members of the Compensation Committee are non-employee directors and also serve as the members of the Stock Option Committee of the Board.

    The Compensation Committee believes that the compensation of executive management should reward individual performance; provide an incentive to improve Company performance, and the Company's progress in accomplishing its strategic goals; and be competitive, in comparison to the levels of executive compensation paid by the Company's peers, to attract and retain top executive management. The Compensation Committee reviews the results of executive compensation studies prepared for distribution by independent consulting firms, and, with respect to the compensation of executive employees other than the Chairman of the Board and Chief Executive Officer, the Compensation Committee relies heavily on the recommendations of the Chairman and CEO. The Committee believes the Chairman and CEO is generally better positioned to judge the contributions made by individual executive employees. In developing compensation recommendations for individual officers, the Chairman and CEO considers factors such as position, responsibility and tenure with the Company, any planned changes in functional responsibility, and subjective factors, including his perception of individual performance and the importance of the individual to the successful operation of the management team.

    The basic components of compensation awarded executive employees during 1993 consisted of salary and bonuses. Historically, executive bonuses have not functioned as a form of incentive compensation, but were viewed as a complement to salary to achieve targeted levels of cash compensation. While the goal of the Compensation Committee is to ultimately achieve an appropriate balance so that executive bonuses can serve as a reward for individual and Company performance, significant changes in executive compensation were not introduced in 1993.

    The dominant strategic goals of the Company throughout 1993 were the development and implementation of a program to rebalance the Company's capital structure, the restructuring of the Company's insurance holding company organization, and the completion of a reorganization and consolidation of administrative operations, to reduce costs and increase efficiencies. The actions taken to accomplish these goals targeted fundamental changes in the financial condition and results of operations of the Company and its subsidiaries, and numerical tests, designed to measure the results of these actions, were not adopted to determine executive compensation. Neither the profitability of the Company nor the market value of the Company's stock were considered in setting executive officer compensation during 1993. Instead, the cash compensation paid executive employees in the form of salary and bonuses generally was not increased, except in specific cases where individual executive officers assumed increased responsibilities as a result of the Company's operational reorganization and consolidation.

    During 1993, there was no increase in the compensation paid the Company's Chairman and CEO. The cash compensation paid to Mr. Beisenherz, consisting solely of salary, has remained constant at $500,000. This level of compensation for the employee who serves as the Company's CEO was first fixed in 1989 as to a predecessor of Mr. Beisenherz, and it has not been specifically related to the performance of the Company.

    With the recommendation of the Compensation Committee, the Company, during 1993, entered into a retirement/retainer agreement with an executive officer, in connection with his retirement from the Company, and agreements with certain employees, including two executive officers, to provide supplemental severance and bonuses in the event of the future voluntary or involuntary termination of their employment. The individuals were selected based on years of service and position, and the special contribution these individuals had made to the Company; the Committee believes the compensation provided by these agreements is reasonable, especially because the Company had no long term compensation plan.

    During 1993, Consolidated National Corporation and its affiliates, Robert T. Shaw and C. Fred Rice, provided management and consulting services to the Company pursuant to the Management and Consulting Agreement between CNC and the Company that was effective January 1985 and was terminated effective February 11, 1994. As fixed by that agreement, the cash compensation paid CNC, and through CNC, Messrs. Shaw and Rice, was $2 million during 1993.


Charles L. Duncan      Robert P. Ewing         C. Fred Rice
Stanley Leroy Stegner  Vernon K. Zimmerman

                             EXECUTIVE COMPENSATION

COMPENSATION SUMMARY

    The following table sets forth information about the compensation paid or accrued by the Company and its subsidiaries during the last three fiscal years to or for the benefit of (i) the Company's Chief Executive Officer ("CEO"), as of year-end 1993, and (ii) the four executive officers of the Company receiving the highest total salary and bonus during 1993, other than the CEO. In addition, information is presented with respect to one executive officer who was compensated indirectly, pursuant to the Management and Consulting Agreement between the Company and CNC. These six executive officers of the Company are referred to, from time to time, collectively as the "named executive officers" and their principal positions with the Company as of year-end 1993 are shown in the table.

                           SUMMARY COMPENSATION TABLE

                                                  ANNUAL
                                               COMPENSATION           OTHER        LONG-TERM
 NAME AND PRINCIPAL POSITION              ----------------------     ANNUAL      COMPENSATION     ALL OTHER
      WITH THE COMPANY           YEAR     SALARY(1)   BONUS(1)    COMPENSATION    OPTIONS(#)    COMPENSATION(2)
- -----------------------------  ---------  ---------  -----------  -------------  -------------  -------------
Robert L. Beisenherz,               1993  $ 500,016                                               $   3,240
  Chairman of the Board,
   Chief                            1992    500,016(3)                               400,000          3,240
  Executive Officer and
   President                        1991    500,016(3)                                                3,240
C. Fred Rice, Senior
 Executive                          1993                                                          $ 700,476
  Vice President and                1992                                                            700,476
  a Director                        1991                                                            700,476
Edward R. Mekeel, Jr.,              1993  $ 300,000                 $  52,510(4)                  $  86,156
  Executive Vice President          1992     93,269                    11,852(4)     100,000         38,123
  and Chief Financial Officer       1991
Sheryl G. Snyder, Executive         1993  $ 242,000   $  70,000                                   $   3,816
  Vice President and General        1992    240,000      70,000                      125,000          2,765
  Counsel                           1991    230,000      70,000                                       1,490
H. Don Rutherford, Senior           1993  $ 200,000   $  75,000                                   $   3,095
  Vice President Individual         1992    162,620      85,000                       75,000          3,304
  Marketing                         1991    152,250      85,000                                       3,034
John T. Hull, Executive Vice        1993  $ 206,500   $  25,000     $  70,199(5)                  $ 552,373
  President, Treasurer and
   Chief                            1992    202,667      79,400                      100,000          3,495
  Accounting Officer                1991    180,000      40,000                                       3,307

- ------------------------------
(1) "Salary" and "Bonus" in the above table includes salary deferred and bonuses awarded under the I.C.H. Corporation Deferred Compensation Plan. There were no deferred bonus awards made in 1993. "Salary" also includes salary deferred under the ICH Companies Savings Investment Plan (the "Savings Plan"), which is a voluntary, contributory plan under which employees of the Company and its affiliates may, among other things, elect to defer compensation for federal income tax purposes under Section 401(k) of the Internal Revenue Code of 1986.
(2)   The column "All Other Compensation" in the above table includes:
      For Mr. Beisenherz, the dollar value of insurance premiums paid to a wholly-owned subsidiary by or on behalf of the Company with respect to term life insurance for his benefit.
      For Mr. Snyder, contributions or other allocations made by the Company and its subsidiaries for his account pursuant to the Savings Plan ($2,248 in 1993 and $1,210 in 1992) and the dollar value of insurance premiums paid to a wholly-owned subsidiary by or on behalf of the Company with respect to term life insurance for his benefit ($1,568 in 1993, $1,555 in 1992 and $1,490 in 1991).
      For Mr. Rutherford, contributions or other allocations made by the Company and its subsidiaries for his account pursuant to the Savings Plan ($1,799 in 1993, $2,248 in 1992, and $2,022 in 1991) and the dollar value of insurance premiums paid to a wholly-owned subsidiary by or on behalf of the Company with respect to term life insurance for his benefit ($1,296 in 1993, $1,056 in 1992 and $1,012 in 1991).
      For Mr. Hull, contributions or other allocations made by the Company and its subsidiaries for his account pursuant to the Savings Plan ($2,315 in 1993, $2,182 in 1992, and $2,119 in 1991); the dollar value of insurance premiums paid to a wholly-owned subsidiary by or on behalf of the Company with respect to term life insurance for his benefit ($1,338 in 1993, $1,313 in 1992 and  $1,188 in  1991); and,  in 1993,  the amount  accrued by  the
      Company   for  supplemental  severance  and   bonus  benefits  payable  in
      connection with a voluntary or  involuntary termination of his  employment pursuant  to  an  agreement  between  the Company  and  Mr.  Hull.  In its financial statements for  the year  ended December 31,  1993, the  Company accrued $548,720 severance benefits with respect to Mr. Hull, which amount includes  $137,720  accrued with  respect to  the supplemental  bonus that might be payable upon termination of  employment to the extent the  market value of shares of the Company's Common Stock is below $5.875.
      For  Mr.  Mekeel,  moving  and relocation  expenses  paid  by  the Company
      ($84,212 in 1993 and  $37,637 in 1992) and  the dollar value of  insurance premiums  paid to a wholly-owned subsidiary by or on behalf of the Company with respect to term  life insurance for his  benefit ($1,944 in 1993  and
      $486 in 1992).
     For Mr. Rice, the portion of the $2,000,000 of fees paid or accrued in each of  1993, 1992  and 1991  to CNC  by a  subsidiary of  the Company  under a
     Management and Consulting Agreement. For  purposes of the above table,  Mr.
     Rice  has  been allocated  a portion  of  such fees  based solely  upon his
     percentage  ownership  of  CNC.   See  "CERTAIN  TRANSACTIONS"  below   for
     additional  information regarding  the Management  and Consulting Agreement with CNC.
     Robert T. Shaw is the President, a director and 55% stockholder of CNC, and throughout 1993, he provided services  to the Company under the  Management and  Consulting  Agreement  CNC has  with  the  Company. If  Mr.  Shaw were allocated a portion of the fees paid or accrued to CNC by the Company under that agreement based on his percentage ownership of CNC, his share of those fees would have been $1,096,666 for each of the past three years.
(3)  The compensation  of Mr.  Beisenherz includes  compensation for  which  the
     Company  was  reimbursed  as  a result  of  services  rendered Consolidated
     Fidelity Life  Insurance  Company  and Marquette  National  Life  Insurance
     Company,  subsidiaries of  CNC. The amount  of Mr.  Beisenherz's salary for which the Company and its subsidiaries were reimbursed totaled $125,000  in
     1992 and $200,006 in 1991.
(4)  Amounts  reimbursed for the payment of  taxes attributable to the Company's payment of moving and relocation expenses.
(5)  Represents the difference between the exercise price paid upon the exercise of stock options and the market value of the stock acquired on the date  of exercise.
(6)  The  above table excludes noncash benefits received by certain of the named executive officers  of the  Company,  which the  Company believes  did  not exceed, in the aggregate during any year, $50,000 or an amount equal to 10%
     of the total annual salary and bonuses for such executive officers named in the table.


STOCK OPTIONS

    The following table provides information about options exercised during 1993 and the unexercised options held at December 31, 1993 by the named executive officers. The value of the unexercised options is calculated based on the difference between the exercise price and mean of the high and low trading price of Common Stock as of December 31, 1993, as quoted by the American Stock Exchange.

                                                                                          VALUE OF UNEXERCISED
                                                             NUMBER OF UNEXERCISED            IN-THE-MONEY
                                     SHARES                 OPTIONS AT YEAR END 1993    OPTIONS AT YEAR END 1993
                                    ACQUIRED      VALUE    --------------------------  --------------------------
NAME                               ON EXERCISE  REALIZED   EXERCISABLE  UNEXERCISABLE  EXERCISABLE  UNEXERCISABLE
- ---------------------------------  -----------  ---------  -----------  -------------  -----------  -------------
Robert L. Beisenherz.............                             100,000        400,000   $   128,125   $   425,000
Edward R. Mekeel, Jr.............                                            100,000                     106,250
Sheryl G. Snyder.................                              50,000        125,000        79,713       132,813
H. Don Rutherford................                              20,000         75,000        38,125        79,688
John T. Hull.....................      22,110   $  70,199     120,000                      144,375

COMPENSATION OF DIRECTORS

    Each director who is not an officer or employee of the Company or its subsidiaries receives a fee of $2,000 per month and $500 for each meeting of the Board or Board Committee attended by him in person and $250 for each meeting attended by telephone conference.

TERMINATION OF EMPLOYMENT ARRANGEMENTS

    DEFERRED COMPENSATION PLAN. Messrs. Rutherford and Hull participate in the I.C.H. Corporation Deferred Compensation Plan (the "Compensation Plan") under which each is permitted to defer all or part of his or her salary, but no less than $2,000 per year. In addition, the Company and its affiliates may make bonus awards to participants in the Deferred Compensation Plan based upon their performance. Deferred salary amounts and bonus awards accrue interest at rates determined quarterly by the committee administering the Plan. Each employee's deferred salary amounts and interest thereon are 100% vested at all times, and bonus awards and interest thereon vest in increments of 20% for each year of employment by the Company or its affiliates or in full upon disability or retirement. Upon an employee's disability, retirement, or other termination of service other than by reason of death, the employee may elect to receive his or her vested benefits in a lump sum or periodically over no more than 15 years, except that bonus awards and interest thereon are forfeited by an employee discharged for gross misconduct. The beneficiaries of a deceased eligible employee are entitled to a death benefit as specified in writing at the time of the employee's enrollment in the Compensation Plan.

    SEVERANCE COMPENSATION ARRANGEMENTS. Messrs. Beisenherz, Mekeel, Snyder, Rutherford and Hull participate in the I.C.H. Companies Salaried Employees Severance Pay Plan. This plan generally provides an employee of the Company and certain of its subsidiaries the equivalent of a week of pay at the employee's base rate for each full year of the employee's term of service if his employment is terminated involuntarily through no fault of the employee. Management employees are entitled to minimum payments of from four to 26 weeks of pay. The maximum amount of severance pay for any employee is the equivalent of 52 weeks of pay. Mr. Rice, who is not an employee, is not eligible for benefits under the plan.

    Mr. Hull also participates in the Supplemental Severance and Bonus Plan, which the Company adopted during 1993 for certain specified employees and which is evidenced by agreements between the Company and each of the participating employees. Under the terms of agreement between the Company and Mr. Hull, Mr. Hull is entitled to receive supplemental severance benefits and a supplemental bonus if his employment with the Company and its affiliates or successors is voluntarily or involuntarily terminated for any reason other than his gross misconduct. The amount of the supplemental severance benefits to which he is entitled is equal to 200% of his salary during the 12 months preceding the termination of his employment, less any amounts received by him under the I.C.H. Companies Salaried Employees Severance Pay Plan. The supplemental bonus is designed to compensate Mr. Hull to the extent shares of Common Stock of the Company acquired by him in connection with his employment are sold through a stock exchange at prevailing prices which are less than $5.875 per share. Shares covered by the agreement, as amended, include shares acquired by him pursuant to the Restricted Stock Purchase Agreement, dated March 12, 1982, between Mr. Hull and a predecessor of FMI, as amended, and shares acquired pursuant to stock options granted him prior to the date of the agreement. To give rise to a supplemental bonus payment, sales of such shares must occur only on designated dates occurring during the term of the agreement, or within 90 days after his death, if his employment is terminated as a result of his death.

CERTAIN TRANSACTIONS

    COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION IN COMPENSATION DECISIONS


    The members of the Compensation Committee during 1993 were Charles L. Duncan, Stanley Leroy Stegner, Robert P. Ewing, C. Fred Rice and Vernon K. Zimmerman.



    All of the members of the Compensation Committee are independent directors with the exception of Mr. Rice. Mr. Rice serves as an executive officer of the Company and certain of its subsidiaries. During 1993, Mr. Rice was compensated for his services to the Company by CNC, in which Mr. Rice is a 35% stockholder, and of which he is an officer and director. Mr. Rice, directly and through his affiliation with CNC and its subsidiaries, had an interest in certain transactions and business relationships with the Company. Robert T. Shaw is also an officer and director and a 55% stockholder of CNC.

    TRANSACTIONS INVOLVING CNC, TORCHMARK AND STEPHENS. On January 15, 1994, the Company entered into a series of agreements pursuant to which, at simultaneous closings on February 11, 1994, (1) the Company repurchased from CNC 100,000 shares of Class B Common Stock for $500,000 ($5 per share); (2) CNC and its subsidiary, Consolidated Fidelity, sold a total of 4,677,243 shares of Common Stock of the Company at a price of $23,386,215 ($5 per share) to Torchmark; and (3) CNC and Consolidated Fidelity sold a total of 4,456,820 shares of Common Stock of the Company at a price of $22,284,100 ($5 per share) to Stephens. In conjunction with these agreements, the Company also granted Mr. Shaw an option to purchase, at depreciated book value, either or both of the two aircraft owned by the Company and agreed to maintain certain operations of the Company in Louisville, Kentucky, so long as they are continued.

    To satisfy conditions to the closing of the transactions, Jon E.M. Jacoby and Keith A. Tucker, designees of Stephens and Torchmark, respectively, were appointed as directors to fill existing vacancies on the Board of Directors; the Company amended its Bylaws to delete the requirement that the number of directors be divisible by four; the Company and CNC terminated the Management and Consulting Agreement pursuant to which CNC has rendered management and consulting services to the Company since 1985; and the Company entered into ten year Independent Contractor and Services Agreements with each of Messrs. Shaw and Rice. Under these services agreements, which cannot be terminated for any reason, each of Messrs. Shaw and Rice will attempt to identify business opportunities in the insurance industry and will be available to consult with the Company during the term of his agreement. The consulting fees payable to Mr. Shaw pursuant to his agreement with the Company consist of $1,222,000, which was payable at the time of execution in consideration of past services, and an annual fee of $800,000 for each of the first five years of the agreement, $575,000 for the sixth year of the agreement, and $75,000 for each of the seventh through tenth years of the agreement. The consulting fees payable to Mr. Rice pursuant to his agreement with the Company consist of $778,000, which was payable at the time of execution in consideration of past services, and an annual fee of $600,000 for each of the first five years of the agreement, $500,000 for the sixth year of the agreement, and $50,000 for each of the seventh through tenth years of the agreement. The Company has accrued the present value of the consulting fees payable to Messrs. Shaw and Rice in its financial statements as of and for the year ended December 31, 1993. The Company also has agreed to reimburse Messrs. Shaw and Rice for the reasonable out-of-pocket expenses incurred by them in the performance of their services, to provide Messrs. Shaw and Rice with employee benefits available from time to time to the Company's senior executive officers of the Company, to the extent permitted by law, and, subject to reimbursement by Messrs. Shaw and Rice, to provide certain benefits to their dependents, certain benefits upon the termination of the agreements and certain support services during the term of the agreement. The Company and CNC and its stockholders, Messrs. Shaw and Rice and Edward J. Carlisle, also executed a Mutual Release, pursuant to which, subject to certain exceptions, including the continuation of certain indemnification and contractual rights, they released one another from any claims or liabilities.

    The Company joined in the stock purchase agreements CNC, Consolidated Fidelity and Messrs. Shaw and Rice executed with each of Torchmark and Stephens. In addition to making certain representations and warranties, the Company granted each of Torchmark and Stephens the right to require the Company to file a registration statement under federal and applicable state securities laws, pursuant to which it can sell the shares purchased from CNC and Consolidated Fidelity (or any securities issued in respect of such shares). The Company also granted each of Torchmark and Stephens piggy-back registration rights that, subject to certain customary exceptions, will enable them to publicly sell shares as a part of a public offering of Common Stock by the Company.

    The Company further agreed with each of Torchmark and Stephens to exercise its best efforts to nominate and secure the election to the Company's Board of Directors of one person designated by it, so long as it owns at least 5% of the outstanding Common Stock of the Company or any successor of the Company. The Company agreed to exercise its best efforts to amend its Certificate of Incorporation to eliminate all references to the Class B Common Stock, which the Company has accomplished by the Board of Directors' retirement of the Class B Common Stock in accordance with the General Corporation Law of the State of Delaware.


    Because of its expertise in investment banking matters, the Company may in the future engage Stephens to render services to the Company. Any such arrangement will be subject to agreement by the parties and approval by the disinterested directors of the Company. The Company currently expects to engage Stephens, prior to the Annual Meeting, to conduct a review of the Company in order to provide advice and recommendations to the Company's Board of Directors concerning the Company's strategic plans.



    MANAGEMENT AND SERVICES AGREEMENTS. During 1993, CNC provided certain executive services and advice to the Company and its subsidiaries under a Management and Consulting Agreement entered into in 1985 with the approval of disinterested directors of the Company. This agreement required CNC to devote substantially all its time and effort on a non-exclusive basis to advise and consult with the Company and its subsidiaries in connection with all management and policy decisions with respect to their management, operations, insurance programs, and acquisition programs. CNC provided the required services through its employees, including primarily Messrs. Shaw and Rice. Under the agreement, CNC was paid or accrued a fixed fee of $2,000,000 during 1993. The Summary Compensation Table on page 10 shows amounts from this fee attributed to Mr. Rice, in lieu of other compensation to him. CNC was also entitled to reimbursement for all reasonable travel, entertainment, promotional, and similar expenses and to adequate office space, equipment, and support personnel in connection with performance of its obligations to the Company.


    As in effect during 1993, the Management and Consulting Agreement between ICH and CNC renewed automatically for successive one year terms until its final expiration date in January 1995. On February 11, 1994, the Company terminated the Management and Consulting Agreement, other than the indemnification provisions contained therein, and entered into Independent Contractor and Services Agreements with each of Messrs. Shaw and Rice.

    REINSURANCE AND SERVICE TRANSACTIONS INVOLVING CNC'S SUBSIDIARIES. The Company's subsidiary, Southwestern Life Insurance Company ("Southwestern"), and former subsidiary, Bankers Life and Casualty Company ("Bankers") are parties to reinsurance agreements with Employers Reassurance Corporation ("ERC"), an independent third party reinsurer that in turn retroceded the reinsured business to a subsidiary of CNC, currently, Consolidated Fidelity. Southwestern is an indirect wholly-owned subsidiary of the Company, and Bankers was an indirect wholly owned subsidiary of the Company until November 1992. These reinsurance and retrocession arrangements were established in connection with Bankers' sale of Marquette National Life Insurance Company ("Marquette") to CNC and its three stockholders, Robert T. Shaw, C. Fred Rice and Edward J. Carlisle, in 1990. They were amended during the first quarter of 1994 to, among other things, conform the investment criteria applicable to the business reinsured by Southwestern and to clarify the manner in which the experience refund was calculated. The Company has agreed with ERC, and, separately, CNC, to compensate ERC if assets supporting the reserve liabilities of the reinsured business do not meet certain investment criteria and to guarantee the collectability of certain risk fees payable to ERC.

    The Southwestern reinsurance and retrocession arrangement provides for the payment to Southwestern of an experience refund of 95% of the amount by which actual future profits on the reinsured business and related assets exceed the $25 million projected value of the business. The fees paid or accrued by Southwestern to ERC as compensation for its obligation as reinsurer in 1993 were $65,000. Southwestern's experience refund under the reinsurance and retrocession arrangement was $4,851,000 for 1993.

    In connection with the reinsurance and retrocession arrangements, Southwestern provided investment management, administrative, data processing and general supervisory services related to the reinsured, retroceded business. Fees earned by Southwestern during 1993 totaled $1,531,915. In addition, another subsidiary of the Company provided administrative services to Marquette under a separate service agreement for fees totaling $449,000 during 1993.

    On June 15, 1993, the Company, CNC and Consolidated Fidelity entered into an agreement that gives the Company the right, and under which the Company has the obligation, to negotiate the termination of these reinsurance agreements. The agreement requires that the termination of the agreements be structured so that Consolidated Fidelity will retain specified assets upon completion of the transactions contemplated by the agreement. As part of the agreement, the Company acquired $63 million of Consolidated Fidelity preferred stock in exchange for its ownership in certain investments with an estimated fair value as of June 15, 1993, of $63 million, including its ownership in a partnership (HMC/Life Partners, L.P.), which has since been liquidated, and 83% of the Company's ownership interest in I.C.H. Funding Corporation ("ICH Funding"). ICH Funding is a special purpose entity that was formed in 1992 to hold the Company's residual interest in a pool of mortgage-backed securities acquired from Bankers. The purpose of the preferred stock acquisition was (i) to increase Consolidated Fidelity's risk-based capital until termination of the reinsurance treaties is complete, and (ii) to facilitate the ultimate retirement of the Company's debt and preferred stock currently held by Consolidated Fidelity as discussed below.

    As currently under negotiation, the termination of Consolidated Fidelity's reinsurance agreements will be accomplished by ERC, and then Bankers and Southwestern, respectively, recapturing the reserve liabilities that each has reinsured. Concurrently with the transfer of the reserve liabilities, assets with a fair value, as of the date of the recaptures, equal to those reserve
liabilities,  less  agreed  upon  ceding   commissions,  will  be  conveyed   by
Consolidated Fidelity. The assets to be transferred to Southwestern upon termination of the reinsurance arrangements with Consolidated Fidelity have not been finally determined pending the completion of negotiations with Bankers relative to the recapture of its business from Consolidated Fidelity, the completion of negotiations with ERC, and obtaining requisite approvals from the Texas Department of Insurance. Moreover, the amount of the ceding commission payable, as well as the fair value of a substantial portion of the assets to be conveyed in the recaptures, are sensitive to changes in market interest rates and other factors, and therefore the exact terms of the recaptures are subject to change until the effective date of recaptures.

    As of December 31, 1993, the amount of Southwestern's reserve liabilities reinsured by Consolidated Fidelity was approximately $330.0 million. Based on market conditions existing at that time, the Company's management anticipated that, after deduction of a ceding fee to be paid by Southwestern totaling approximately $18.1 million, assets valued at $311.9 million would be transferred to Southwestern in the transaction. The assets anticipated to be transferred to Southwestern consist of cash, short-term investments and marketable fixed maturity investments (year-end fair value of $225.3 million), Consolidated Fidelity's investment in Marquette (year-end fair value of $32.7 million), Consolidated Fidelity's investment in ICH Funding (year-end fair value of $16.1 million), collateral loans due from James M. Fail and CFSB Corporation totaling $23.4 million, a loan collateralized by a real estate development totaling $3.6 million, mortgage loans totaling $4.8 million, a residual interest in a collateralized mortgage obligation totaling $1.9 million, and real estate, consisting of a 300 room income-producing hotel in Fort Worth, Texas, totaling $4.1 million.

    An independent actuarial firm was retained prior to entering into the agreements with CNC and Consolidated Fidelity to develop the assumptions and methodology to be used in determining the ceding fee to be paid by Southwestern. The Company's in-house actuarial staff has subsequently estimated the ceding fee to be paid utilizing the methodology developed by the independent actuarial firm, with appropriate adjustments in assumptions to reflect changes in market interest rates and other factors. The fair values of marketable fixed maturity investments are to be determined based on the quoted market prices as published by nationally recognized pricing services. The fair value of Marquette will be based on the fair value of its assets and liabilities, and adjusted for the value of its charter and licenses. The fair value of Consolidated Fidelity's investment in ICH Funding is to be based on an appraisal of its underlying assets by an investment banking firm. The remaining assets, totaling $37.8 million, are to be transferred at their book value, which in management's opinion approximates fair value. If not sold or otherwise liquidated prior to June 15, 1995, CNC has agreed to purchase certain of the assets which will be transferred to Southwestern, including the real estate and the loan collateralized by a real estate development, at their remaining book value.

    Upon completion of both the Bankers and Southwestern recaptures, Consolidated Fidelity is obligated to redeem its preferred stock by transferring its ownership in certain of the Company's securities to the Company. These securities include the $30,000,000 principal balance outstanding on the Company's senior secured loan, $22,242,000 stated value of the Company's Series 1984-A Preferred Stock, and $7,000,000 stated value of the Company's Series 1987-B Preferred Stock. The aggregate book value of these securities, totals $59,242,000, and exceeds the $54,000,000 carrying value of the Company's investment in the Consolidated Fidelity preferred stock at December 31, 1993 by $5,242,000. The Company is also entitled to receive any remaining cash and other assets of Consolidated Fidelity, other than the specified assets to be retained by Consolidated Fidelity, and is obligated to assume certain miscellaneous liabilities. The amount of such excess cash and assets, if any, will depend on the exact terms negotiated for the recaptures. Based on management's year-end analysis, under the terms of the agreement, at December 31, 1993, the Company would have received additional net assets, principally cash, totaling approximately $1.5 million, and the 620,423 shares of the Company's Common Stock held by Consolidated Fidelity. The Company has also agreed that it will bear the federal income tax consequences, if any, directly resulting from the recaptures. Based on effecting the recapture of Southwestern's annuity business as described above, management of the Company has estimated that Consolidated Fidelity could incur additional income tax expense of approximately $6.0 million, which amount would be reimbursable by the Company.

    As part of the transactions involving CNC, Torchmark and Stephens described above, the Company, CNC and Consolidated Fidelity agreed with each of Torchmark and Stephens that Consolidated Fidelity's reinsurance agreements will be terminated by May 30, 1994, on substantially the same terms as set out in the June 15, 1993 agreement, and the Company agreed that, if the recaptures had not been completed by March 31, 1994 CNC will have the right to transfer its ownership interest in Consolidated Fidelity to the Company, in exchange for the specified assets to be retained by Consolidated Fidelity following the transactions. The transfer of CNC's ownership interest in Consolidated Fidelity would be subject to regulatory approvals and would be required to be completed within sixty days following date of notification. The Company, CNC, Consolidated Fidelity and Messrs. Shaw and Rice also agreed with each of Torchmark and Stephens that CNC, Consolidated Fidelity and Messrs. Shaw and Rice would own no more than 1,000,000 shares of the Common Stock of the Company upon completion of the pending transaction. In conjunction with entering into the various agreements, in January 1994, the Company advanced to CNC a cash payment totaling $875,000, representing the net after-tax earnings on the specified assets to be retained by Consolidated Fidelity for the six month period ended December 31, 1993 and agreed to continue to advance such after-tax net earnings quarterly, until completion of the recaptures. On the basis of accounting practices as prescribed by regulatory authorities, Consolidated Fidelity had assets totaling $834.2 million, policy and other liabilities totaling $741.7 million, and capital and surplus totaling $92.5 million at December 31, 1993. Consolidated Fidelity's carrying value of the specified assets that would be distributed to CNC as consideration for such transfer of its ownership in Consolidated Fidelity totaled $66.4 million. In the opinion of the Company's management, such a transfer of CNC's ownership in Consolidated Fidelity would not produce economic effects materially different than those that would result from the pending transactions among the Company, CNC and Consolidated Fidelity. As of the date of this Proxy Statement, the Company had not received notification from CNC that it intends to exercise such right, and the Company cannot predict if such right will be exercised.

    INDEBTEDNESS OF THE COMPANY. CNC's subsidiary, Consolidated Fidelity, as assignee, holds the senior secured loans that were extended to the Company by financial institution lenders pursuant to a Credit Agreement, dated September 28, 1990, among the Company, certain banks and The Chase Manhattan Bank (National Association), as agent for the banks. The loans bear interest at a variable rate equal to 7 1/4% (prime plus 1%) as of April 4, 1994, and are secured by a pledge of the outstanding stock of the Company's subsidiaries, Modern American Life Insurance Company ("Modern American"), Facilities Management Installation, Inc., and, as a result of the substitution of collateral resulting from the restructuring of the Company's insurance holding company organization in September 1993, SWL Holding Corporation. During 1993, Consolidated Fidelity waived certain covenants in the Credit Agreement in connection with the Company's restructuring of its insurance organization. Throughout 1993, the senior secured loans had an outstanding principal balance of $30 million, which is payable in full on December 31, 1994.

    OPTIONS RELATING TO COMMON STOCK. The Company holds an option to purchase 500,000 shares of Common Stock (the "Shares") held by Consolidated Fidelity on or before December 31, 1996, for a purchase price per share equal to the greater of (a) $4.00 plus interest thereon for the period of time that Consolidated Fidelity owns the Shares at the simple rate of 10% per annum, or (b) the average closing sale price of the Common Stock, as reported by the American Stock
Exchange, for the five trading days immediately preceding the date written notice of exercise is delivered. Under the terms of the option, Consolidated Fidelity also has the right to require the Company to purchase the Shares, on December 31, 1996, at a price equal to $4.00 per share, plus interest thereon for the period of time that Consolidated Fidelity owns the Shares at the simple rate of 10% per annum.

    OTHER INVESTMENT TRANSACTIONS. Under the June 15, 1993 agreement between the Company, CNC and Consolidated Fidelity, described above, Consolidated Fidelity is required to use the services of the Company and its subsidiaries in the management of its investment portfolios.

    On July 30, 1993, subsidiaries of both the Company and CNC sold a substantial portion of their interest-only and residual collateralized mortgage obligations ("CMOs") to Fund America Investors Corporation II, which in turn deposited the purchased securities, together with other purchased securities, in trust. Each selling subsidiary received net cash proceeds and a residual participation interest in the trust, based on the relative fair value of the CMOs sold by that subsidiary. In the transaction, subsidiaries of the Company received net cash proceeds of $57,904,000 and participation certificates with a fair value of $65,559,000; Consolidated Fidelity received net cash proceeds of $11,574,000 and participation certificates with a fair value of $10,928,000; and ICH Funding, which was owned 83% by Consolidated Fidelity and 17% by the Company, received net cash proceeds of $20,871,000 and participation certificates with a fair value of $14,890,000.

    Subsidiaries of both the Company and CNC participated, as selling stockholders, in an underwritten public offering registered by CCP Insurance, Inc. ("CCP Insurance"). The subsidiaries had acquired the shares as a result of their respective investments in predecessors of CCP Insurance, and they were parties to a Stockholders' Agreement with CCP Insurance and its initial stockholders, pursuant to which they had registration rights. The proceeds derived from the sale of CCP Insurance stock, net of expenses, were $47,272,289 for the Company's subsidiaries and $13,198,654 for CNC's subsidiaries, Consolidated Fidelity and Marquette.


    TRANSACTIONS ARISING FROM RELATIONSHIPS WITH JAMES M. FAIL. CNC has agreed to share with the Company certain economic benefits it receives in relation to CFSB Corporation ("CFSB"), the holding company James M. Fail organized to acquire Bluebonnet Savings Bank, FSB ("Bluebonnet"). As memorialized in an agreement dated January 25, 1993, among CNC, Mr. Fail and CFSB, CNC has the right to receive, up to 49% of the dividends paid with respect to common stock of Bluebonnet held by CFSB and up to 49% of any profits derived by CFSB from the sale of that stock (in each case computed after the deduction of certain amounts). In accordance with a separate agreement between CNC and the Company, the Company is entitled to receive 27.7% of the payments CNC receives under CNC's agreement with CFSB and Mr. Fail, entitling the Company to share in up to 13.6% of the common stock dividends paid by and of the net proceeds derived from the sale of Bluebonnet. During 1993, the Company received cash payments totaling $1,086,000 under this agreement.


    During 1993, a subsidiary of the Company held a 10% promissory note of CNC in the principal amount of $2,000,000, which had a scheduled maturity date of December 20, 1995. The amount of the promissory note represented a portion of the contingent interest payable to CNC under a loan CNC made in 1989 in connection with Mr. Fail's investment in Bluebonnet and CFSB; a subsidiary of the Company had also previously extended a loan to finance, in part, Mr. Fail's acquisition of CFSB. The largest amount outstanding under the CNC note during 1993 was $2,050,000. The note was paid in full on February 11, 1994.

    Subsidiaries of both the Company and CNC had loans outstanding to Mr. Fail and CFSB at year end 1992 which were extended and restructured in January 1993. With respect to the loans extended by a subsidiary of the Company to Mr. Fail and CFSB, the largest amount outstanding during 1993 was $29,513,777 and the aggregate principal balance was $21,753,712 at December 31, 1993. With respect to the loans extended by CNC's subsidiary, Consolidated Fidelity, to Mr. Fail and CFSB, the largest amount outstanding during 1993 was $77,476,877, and the aggregate principal balance was $56,694,524 at December 31, 1993. As lenders, these subsidiaries are parties to an Intercreditor Agreement designed to protect their respective rights in the collateral securing the loans.

    LEASE OF PROPERTY. FMI, a wholly-owned subsidiary of the Company, leased office space in Englewood, Colorado from a partnership owned equally by C. Fred Rice and Robert T. Shaw, pursuant to a lease that was entered into in 1983 and that expired in June 1993. During 1993, until the expiration of the lease, FMI subleased approximately 96,000 square feet of the approximately 111,000 square feet of office space under this lease, on terms identical to the terms of the lease from Messrs. Rice and Shaw. During 1993, FMI paid or accrued total rentals and expenses of approximately $157,900 under the lease. Messrs. Shaw and Rice also have received certain tax benefits as a result of their ownership of the office building.

    OTHER TRANSACTIONS. In March, 1982, restricted shares of stock of certain subsidiaries of the Company were purchased by employees who, in subsequent years, were elected officers of the Company. Each employee paid the entire purchase price for the shares with his note, which bears interest at 9% per year and on which principal and accrued interest are payable at maturity or, if earlier, upon notice given after the employee's employment terminates or the restrictions on transfer of the shares lapse. The purchased shares were converted into shares of Common Stock in connection with the Company's acquisition of the minority interests in its publicly-held subsidiaries in 1982. By virtue of a 1985 affiliate merger transaction, the Company acquired the participating employees' notes, which were scheduled to mature during 1992. During 1992, the Company agreed to amend and extend the notes of employees it held that were secured by Common Stock to extend their term until December 31, 1996, to prohibit the sale of the purchased and pledged shares prior to December 31, 1993, and to enable the employee to apply the pledged stock to pay in full the notes upon termination of employment or at maturity. The following table summarizes certain information regarding the stock purchases and indebtedness of Mr. Allen, who served as an executive officer and director of the Company until his retirement in May 1993, and Messrs. Hull and Lay, executive officers.

                                                                                                         DEBT
                                  NUMBER OF      ORIGINAL                                             OUTSTANDING
           NAME AND               SHARES OF      PURCHASE                             LARGEST AMOUNT   AT MARCH
        OFFICER SINCE            COMMON STOCK      PRICE          NOTE MATURES         OWED IN 1993    31, 1994
- ------------------------------  --------------  -----------  -----------------------  --------------  -----------
Phillip E. Allen (1983).......       155,412    $   292,800  December 31, 1996         $    593,501       --
John T. Hull (1983)...........        38,850    $    73,200  December 31, 1996         $    150,975    $ 157,563
W. Sherman Lay (1986).........        93,246    $   175,680  December 31, 1996         $    362,339    $ 378,150

    In connection with Mr. Allen's retirement from his positions as a director and officer of the Company in May 1993, the Company agreed to repurchase from Mr. Allen the 155,412 shares of the Company's common stock that Mr. Allen acquired under his restricted purchase agreement at $6.00 per share, and agreed to amend his agreement to permit him to sell those shares. The Company also entered into a Retirement and Retainer Agreement with Mr. Allen pursuant to which, among other things, Mr. Allen will receive lifetime retirement pay of $80,000 annually; Mr. Allen is guaranteed continued participation in the
Company's insurance plans; the Company paid Mr. Allen a lump sum payment of $1,260,000, in cancellation of Mr. Allen's stock options and in lieu of severance pay; the Company retained Mr. Allen's legal advisory and consulting services (up to 50% of his time over the next ten years, provided he remains able), for compensation of $105,000 the first year, $95,000 the second year, and $80,000 years three through ten; and the Company agreed to provide Mr. Allen office space for one year and grant him the right to buy his office furniture at 20% of cost.

                             STOCKHOLDER PROPOSALS


    Any proposal that a stockholder of the Company intends to present at the 1995 Annual Meeting of Stockholders must be received by the Secretary at the Company's principal executive offices by December 26, 1994, in order to be considered by the Board of Directors for inclusion in the Board of Directors' proxy solicitation materials for that meeting.


                                 ANNUAL REPORT

    The Company's 1993 Annual Report to Stockholders accompanies this Proxy Statement. The Annual Report does not form any part of the material for the solicitation of proxies.

                          PROXY SOLICITED ON BEHALF OF
                           THE BOARD OF DIRECTORS OF
                               I.C.H. CORPORATION


    The undersigned hereby constitutes and appoints Robert L. Beisenherz and Sheryl G. Snyder, and each of them (acting together if both are present and voting, or if only one of them is present and voting, then by that one), with full power of substitution in each of them, the attorneys and proxies of the undersigned to vote as designated below at the Annual Meeting of Stockholders of I.C.H. Corporation ("ICH") to be held on May 26, 1994, or at any adjournment or adjournments thereof (the "Meeting"), all shares which the undersigned is entitled to vote at the Meeting.



Proposal No. 1:   Amendment of Article One of the Certificate of Incorporation of the Company to change the name of the Company to Southwestern Life Corporation.
                  / / FOR  / / AGAINST  / / ABSTAIN
Proposal No. 2:   Election of Directors:
                  Nominees: Robert L. Beisenherz, Charles L. Duncan, Robert P. Ewing, Jon E.M. Jacoby, C. Fred Rice,
                  Stanley L. Stegner, Keith A. Tucker and Vernon K. Zimmerman
             / /  VOTE FOR NOMINEES LISTED ABOVE, EXCEPT VOTE WITHHELD FROM FOLLOWING NOMINEES (IF ANY):
                  --------------------------------------------------------------------------------------------------
             / /  VOTE WITHHELD FROM ALL NOMINEES.
                                                       (over)

Proposal No. 3:   Ratification of the selection of Coopers & Lybrand as independent auditors for 1994.
                  / / FOR  / / AGAINST  / / ABSTAIN
Proposal No. 4:   In their discretion, upon such other matters as may be brought properly before the Meeting.

    THIS PROXY, IF IN PROPER FORM AND NOT REVOKED, WILL BE VOTED AS SPECIFIED BY THE STOCKHOLDER. IF NO CHOICE IS SPECIFIED, THIS PROXY WILL BE VOTED FOR THE APPROVAL OF PROPOSALS NOS. 1 AND 3 AND FOR THE ELECTION OF THE NOMINEES NAMED IN PROPOSAL NO. 2. This proxy is revocable at any time before it is voted as indicated in the accompanying Proxy Statement. The accompanying Proxy Statement describes the discretionary authority of the proxies to vote for a substitute nominee if any of the nominees named above fails to stand for election at the Meeting.

    PLEASE VOTE, DATE, SIGN, AND PROMPTLY RETURN THIS PROXY. Please sign your name legibly exactly as it appears hereon. Each joint owner should sign. If executed by a corporation, please sign full corporate name by a duly authorized officer. Attorneys, executors, administrators, trustees, guardians, etc., should give full title as such.
                                               DATE: ____________________ , 1994
                                               _________________________________
                                               _________________________________
                                               _________________________________
                                                  Signature of Stockholder(s)
- -